Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-269482, 333-268785, 333-263589) of Dave Inc. (the “Company”), of our report dated March 25, 2022 (except for the effects of the reverse recapitalization described in Note 3, as to which the date is August 22, 2022, and the effects of the 1-for-32 reverse stock split described in Notes 2 and 22, as to which the date is March 13, 2023), relating to the consolidated financial statements of the Company as of December 31, 2021 and for the year then ended, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ Moss Adams LLP

Los Angeles, California
March 13, 2023